Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the quarterly and year-to-date periods adjusted to eliminate the effects of acquisitions, divestitures, the impact of currency translation (organic growth), provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change	Nine Months Ended		% Change
	July 1, 2005	July 2, 2004		July 1, 2005	July 2, 2004
ARAMARK Corporation Consolidated Sales (as reported)	$2,792,366	$2,594,924	8%	$8,181,741	$7,571,310	8%
Effect of Currency Translation	—	25,951		—	85,788
Effect of Acquisitions and Divestitures	(60,278)	(484)		(240,816)	(28,755)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,732,088	$2,620,391	4%	$7,940,925	$7,628,343	4%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING INCOME

(Unaudited)

(In thousands)

Management believes that presentation of operating income growth in the quarterly and year-to-date periods adjusted to eliminate the effects of acquisitions, divestitures, the impact of currency translation (organic growth) and, for fiscal 2005, the effect of the gain from a real estate sale by an equity affiliate ($9.7 million), provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change	Nine Months Ended		% Change
	July 1, 2005	July 2, 2004		July 1, 2005	July 2, 2004
ARAMARK Corporation Consolidated Operating Income (as reported)	$143,932	$131,950	9%	$403,778	$376,620	7%
Effect of Currency Translation	—	817		—	3,295
Effect of Acquisitions and Divestitures	(1,679)	(1,358)		(7,071)	(3,456)

	142,253	131,409	8%	396,707	376,459	5%

Food and Support Services - U.S. Operating Income (as reported)				$269,952	$239,793	13%
Gain from Real Estate Sale by Equity Affiliate				(9,737)	—

Food and Support Services - U.S. Operating Income (as adjusted)				$260,215	$239,793	9%